Exhibit 5.1

February 22, 2008

CardioTech International, Inc.
229 Andover Street
Wilmington, MA 01887

Ladies and Gentlemen:

We have acted as counsel for CardioTech International, Inc., a Delaware corporation (the “Company”) in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 200,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued pursuant to the CardioTech International, Inc. Nonqualified Stock Option Agreement by and between CardioTech International, Inc. and Eric G. Walters dated October 3, 2005 (the “Agreement”).

In arriving at this opinion, we have examined the Company’s Certificate of Incorporation, its Bylaws, the records of the corporate proceedings of the Company authorizing the issuance and sale of the shares of Common Stock covered by the Registration Statement, the Agreement and such other instruments and documents as we have deemed appropriate.

In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

The scope of this opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares have been duly authorized; (ii) upon delivery of Shares upon exercise of the options granted pursuant to the Agreement against payment therefor upon the terms set forth in the Agreement, said Shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever it appears in such Registration Statement.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ SEYFARTH SHAW LLP
SEYFARTH SHAW LLP